Exhibit 99.1
HYATT REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS
Record Cash Flow from Operations of $674M; Net Rooms Growth of 6.7% Exceeds Expectations
CHICAGO (February 16, 2023) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported fourth quarter and full year 2022 financial results. Highlights include:
•Net income was $294 million in the fourth quarter and $455 million for the full year of 2022. Adjusted net income was $278 million in the fourth quarter and $365 million for the full year of 2022. Net income in the fourth quarter and for the full year of 2022 includes a non-cash benefit of $250 million due to the release of a valuation allowance on U.S. federal and state deferred taxes.
•Diluted EPS was $2.69 in the fourth quarter and $4.09 for the full year of 2022. Adjusted Diluted EPS was $2.55 in the fourth quarter and $3.28 for the full year of 2022.
•Adjusted EBITDA was $232 million in the fourth quarter and $908 million for the full year of 2022. Apple Leisure Group ("ALG") contributed $43 million of Adjusted EBITDA in the fourth quarter and $231 million for the full year of 2022.
◦Adjusted EBITDA does not include ALG's Net Deferrals of $28 million and $94 million, and Net Financed Contracts of $15 million and $63 million, in the fourth quarter and for the full year of 2022, respectively.
•Comparable system-wide RevPAR increased 34.8% in the fourth quarter and 60.2% for the full year of 2022, compared to 2021.
•Comparable owned and leased hotels RevPAR increased 41.7% in the fourth quarter and 87.6% for the full year of 2022, compared to 2021. Comparable owned and leased hotels operating margin improved to 27.9% in the fourth quarter and to 27.1% for the full year of 2022.
•All-inclusive Net Package RevPAR was $190.64 in the fourth quarter and $187.28 for the full year of 2022.
•Net Rooms Growth was 6.7% for the full year of 2022.
•Pipeline of executed management or franchise contracts was approximately 117,000 rooms, inclusive of ALG's pipeline contribution of 8,000 rooms.
•Share repurchase activity was approximately 1.15 million shares repurchased for $106 million in the fourth quarter and approximately 4.23 million shares repurchased for $369 million for the full year of 2022.
Mark S. Hoplamazian, President and Chief Executive Officer of Hyatt, said, "Our results in the fourth quarter mark the completion of a truly transformative year. We generated a record level of fees and free cash flow while leading the industry in organic growth for a sixth consecutive year. This outcome is a direct result of successfully executing on our asset-light growth strategy. We continue to experience positive momentum in the markets in which we operate and are optimistic about the year ahead."
Refer to the tables beginning on page A - 15 of the schedules for a summary of special items impacting Adjusted net income (loss) and Adjusted diluted earnings (losses) per share in the three months and year ended December 31, 2022 and December 31, 2021.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page A - 12.

Operational Update
Comparable system-wide RevPAR increased 2.4% in the fourth quarter and declined 6.1% for the full year of 2022, compared to the same periods in 2019. Excluding Greater China, system-wide RevPAR increased 6.6% in the fourth quarter and declined 2.5% for the full year of 2022, compared to the same periods in 2019. In the fourth quarter of 2022, the RevPAR recovery continued to be powered by strong pricing with leisure transient and group average rates up 19% and 15% compared to 2019 levels, respectively.
The ALG all-inclusive portfolio also continues to experience positive trends. Net package RevPAR for the same set of properties managed by ALG in the Americas increased 24.4% in the fourth quarter and 12.6% for the full year of 2022, compared to the same periods in 2019. Total Net package revenue for all ALG properties increased 65.4% in the fourth quarter and 48.2% for the full year of 2022, compared to the same periods in 2019, fueled by ALG's net rooms growth in the Americas and significant expansion into Europe.
Segment Results and Highlights

(in millions)	Three Months Ended December 31,			Year Ended December 31,
	2022	2021[1]	2019[2]	2022	2021[1]	2019[2]
Owned and leased hotels	$88	$57	$98	$307	$91	$389
Americas management and franchising	106	75	92	422	231	380
ASPAC management and franchising	16	8	28	42	29	87
EAME/SW Asia management and franchising	19	13	16	59	17	49
Apple Leisure Group	43	4	—	231	4	—
Corporate and other	(40)	(45)	(42)	(154)	(116)	(152)
Eliminations	—	—	(1)	1	1	1
Adjusted EBITDA	$232	$112	$191	$908	$257	$754

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021[1]	2019	2022	2021[1]	2019
Net Deferrals	$28	$19	$—	$94	$19	$—
Net Financed Contracts	$15	$8	$—	$63	$8	$—
1 Includes results for the two month period of ownership following the acquisition of ALG during three months and year ended December 31, 2021.
2 Effective January 1, 2020, the results of Miraval are reported in the owned and leased hotels segment and Americas management and franchising segment. Fees from Hyatt Residence Club are reported in the Americas management and franchising segment. These changes are also reflected for the three months and year ended December 31, 2019.
•Owned and leased hotels segment: Comparable operating margins improved to 27.9% in the fourth quarter, reflecting strong operational execution and growth in average daily rates. Owned and leased hotels Adjusted EBITDA increased $8 million, or 10%, when adjusted for the net impact of transactions, in the fourth quarter compared to the same period in 2019.
•Americas management and franchising segment: Results in the fourth quarter were led by ongoing strength in leisure transient revenue. Additionally, group room revenue was 1.3% above 2019 levels. New hotels added to the system since the start of 2019 contributed $15 million in fee revenue during the quarter.
•ASPAC management and franchising segment: Results in the fourth quarter were below 2019 levels driven by Greater China. Asia Pacific, excluding Greater China, experienced an acceleration in demand with notable momentum in South Korea, Japan, and Southeast Asia.
•EAME/SW Asia management and franchising segment: Results in the fourth quarter were led by strong fee generation in the Middle East driven by the World Cup in Qatar. Additionally, the region enjoyed strong leisure demand throughout Europe.
•Apple Leisure Group segment: Results in the fourth quarter were led by the continued strength of leisure demand, favorable pricing, and airlift that remains above 2019 levels for key Americas destinations. ALG revenue and Adjusted EBITDA includes a $23 million non-cash benefit primarily from the expiration of unredeemed pandemic-related travel credits.
Openings and Development
In the fourth quarter, 57 new hotels (or 10,784 rooms) joined Hyatt's system. Notable openings included 31 franchised hotels (or 5,082 rooms), predominately across Germany, as part of Hyatt's agreement with Lindner Hotels & Resorts,

Secrets Impression Moxché, Hyatt Centric Ville-Marie Montréal, and Fuji Speedway Hotel and Grayson Hotel in New York City, both part of The Unbound Collection by Hyatt portfolio.
For the full year of 2022, 120 new hotels (or 23,227 rooms) joined Hyatt's system with 48 properties (or 8,281 rooms) converted to a Hyatt brand.
As of December 31, 2022, the Company had a pipeline of executed management or franchise contracts for approximately 580 hotels (approximately 117,000 rooms), inclusive of ALG's pipeline contribution of approximately 20 hotels (or approximately 8,000 rooms).
Transactions and Capital Strategy
On February 2, 2023, the Company completed the acquisition of Dream Hotel Group and paid cash of approximately $125 million. The terms of the agreement provide for up to an additional $175 million of contingent consideration through 2028 as properties come into the pipeline and open. The acquisition adds 12 lifestyle hotels (or approximately 1,700 rooms) to the Hyatt portfolio, with an additional 24 signed long-term management agreements for hotels expected to open in the future.
The Company is currently marketing two assets held for sale and intends to successfully execute plans to realize $2.0 billion of gross proceeds from the sale of real estate, net of acquisitions, by the end of 2024 as part of its expanded asset-disposition commitment announced in August 2021. As of December 31, 2022, the Company has realized $721 million of proceeds from the net disposition of real estate as part of this commitment.
Balance Sheet and Liquidity
As of December 31, 2022, the Company reported the following:
•Total debt of $3,113 million.
•Pro rata share of unconsolidated hospitality venture debt of $538 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.
•Total liquidity of approximately $2.6 billion with $1,149 million of cash and cash equivalents and short-term investments, and borrowing availability of $1,496 million under Hyatt's revolving credit facility, net of letters of credit outstanding.
The Company repurchased a total of 1,158,003 Class A common shares for approximately $106 million in the fourth quarter and repurchased a total of 4,233,894 Class A common shares for approximately $369 million during the full year of 2022. The Company ended the fourth quarter with 47,482,787 Class A and 58,917,749 Class B shares issued and outstanding. As of December 31, 2022, the Company had approximately $559 million remaining under its share repurchase authorization.
2023 Outlook
The Company is providing the following guidance for the 2023 fiscal year:

Full Year 2023 vs. 2022
System-Wide RevPAR[1]	10% to 15%
Full Year 2023 vs. 2022
Net Rooms Growth	Approx. 6.0%

(in millions)	Full Year 2023 HHC
Capital Expenditures	Approx. $200
Total Adjusted SG&A2	$480 - $490
One-Time Integration Costs[3]	Approx. $15
1 RevPAR is based on constant currency whereby previous periods are translated based on the current period exchange rate. RevPAR percentage for 2023 vs. 2022 is based on comparable hotels.
2 Refer to the table on page A-18 of the schedules for a reconciliation of estimated selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.
3 One-time integration costs are related to acquisition activity and are included within Adjusted selling, general, and administrative expenses.
No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2023 Outlook. The Company's 2023 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Conference Call Information
The Company will hold an investor conference call this morning, February 16, 2023, at 8:00 a.m. CT.
Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com. Alternatively, participants may access the live call by dialing: 888-412-4131 (U.S. Toll-Free) or 646-960-0134 (International Toll Number) using conference ID# 9019679 approximately 15 minutes prior to the scheduled start time.
A replay of the call will be available Thursday, February 16, 2023 at 11:00 a.m. CT until Wednesday, February 22, 2023 at 10:59 p.m. CT by dialing: 800-770-2030 (U.S. Toll-Free) or 647-362-9199 (International Toll Number) using conference ID# 9019679. An archive of the webcast will be available on the Company’s website for 90 days.
Investor Contact
Noah Hoppe, 312.780.5991, noah.hoppe@hyatt.com
Media Contact
Franziska Weber, 312.780.6106, franziska.weber@hyatt.com
Forward-Looking Statements
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, the amount by which the Company intends to reduce its real estate asset base, the expected amount of gross proceeds from the sale of such assets, and the anticipated timeframe for such asset dispositions, the number of properties we expect to open in the future, booking trends, RevPAR trends, our expected Adjusted SG&A expense, our expected capital expenditures, our expected net rooms growth, our expected system-wide RevPAR, our expected one-time integration costs, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments, as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geo-political conditions, including political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters, weather and climate-related events, such as earthquakes, tsunamis, tornadoes, hurricanes, droughts, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; the pace and consistency of recovery following the COVID-19 pandemic and the long-term effects of the pandemic, additional resurgence, or COVID-19 variants, including with respect to global and regional economic activity, travel limitations or bans, the demand for travel, transient and group business, and levels of consumer confidence; the ability of third-party owners, franchisees, or hospitality venture partners to successfully navigate the impacts of the COVID-19 pandemic, any additional resurgence, or COVID-19 variants or other pandemics, epidemics or other health crises; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations, including with respect to our acquisition of Apple Leisure Group and Dream Hotel Group and the successful integration of each business; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to expand our management and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; risks associated with the introduction of new brand concepts, including lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of the COVID-19 pandemic, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business and licensing businesses and our international operations; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: Adjusted Net Income (Loss); Adjusted Diluted EPS; Adjusted EBITDA; Adjusted EBITDA Margin; Adjusted SG&A Expenses; and Free Cash Flow. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Hyatt's Website and Social Media Channels
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt/); the Hyatt Twitter account (twitter.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt/); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to our guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com. The contents of these websites are not incorporated by reference into this press release or any report or document Hyatt files with the SEC, and any references to the websites are intended to be inactive textual references only.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of December 31, 2022, the Company’s portfolio included more than 1,250 hotels and all-inclusive properties in 75 countries across six continents. The Company's offering includes brands in the Timeless Collection, including Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Hyatt Residence Club®, Hyatt Place®, Hyatt House®, and UrCove; the Boundless Collection, including Miraval®, Alila®, Andaz®, Thompson Hotels®, Hyatt Centric®, and Caption by Hyatt®; the Independent Collection, including The Unbound Collection by Hyatt®, Destination by Hyatt®, and JdV by Hyatt®; and the Inclusive Collection, including Hyatt Ziva®, Hyatt Zilara®, Zoëtry® Wellness & Spa Resorts, Secrets® Resorts & Spas, Breathless Resorts & Spas®, Dreams® Resorts & Spas, Hyatt Vivid Hotels & Resorts, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Unlimited Vacation Club®, Amstar DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information
(unaudited)

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Consolidated Statements of Income (Loss)
(unaudited)

(in millions, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
REVENUES:
Owned and leased hotels	$324	$280	$1,235	$838
Management, franchise, license, and other fees	226	149	808	418
Contra revenue	(4)	(9)	(31)	(35)
Net management, franchise, license, and other fees	222	140	777	383
Distribution and destination management	240	115	986	115
Other revenues	67	40	273	109
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	735	501	2,620	1,583
Total revenues	1,588	1,076	5,891	3,028
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	241	219	916	725
Distribution and destination management	189	112	775	112
Depreciation and amortization	106	91	426	310
Other direct costs	71	49	280	127
Selling, general, and administrative	169	116	464	366
Costs incurred on behalf of managed and franchised properties	751	522	2,632	1,639
Direct and selling, general, and administrative expenses	1,527	1,109	5,493	3,279
Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	14	8	(75)	43
Equity earnings from unconsolidated hospitality ventures	11	20	5	28
Interest expense	(34)	(40)	(150)	(163)
Gains on sales of real estate	13	2	263	414
Asset impairments	(19)	(6)	(38)	(8)
Other income (loss), net	13	(53)	(40)	(19)
INCOME (LOSS) BEFORE INCOME TAXES	59	(102)	363	44
BENEFIT (PROVISION) FOR INCOME TAXES	235	73	92	(266)
NET INCOME (LOSS)	294	(29)	455	(222)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME (LOSS) ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$294	$(29)	$455	$(222)

EARNINGS (LOSSES) PER SHARE - Basic
Net income (loss)	$2.74	$(0.26)	$4.17	$(2.13)
Net income (loss) attributable to Hyatt Hotels Corporation	$2.74	$(0.26)	$4.17	$(2.13)
EARNINGS (LOSSES) PER SHARE - Diluted
Net income (loss)	$2.69	$(0.26)	$4.09	$(2.13)
Net income (loss) attributable to Hyatt Hotels Corporation	$2.69	$(0.26)	$4.09	$(2.13)

Basic share counts	107.2	110.1	109.1	104.0
Diluted share counts	109.4	110.1	111.3	104.0

Hyatt Hotels Corporation
Segment Financial Summary

(in millions)	Three Months Ended December 31,						Year Ended December 31,
	2022	2021	Change $	Change (%)	Change Constant $	Change Constant $ (%)	2022	2021	Change $	Change (%)	Change Constant $	Change Constant $ (%)

Owned and leased hotels	$330	$286	$44	15.1%	$47	16.3%	$1,242	$855	$387	45.2%	$395	46.6%
Americas management and franchising	153	112	41	34.6%	41	34.6%	598	361	237	65.1%	237	65.2%
ASPAC management and franchising	27	21	6	30.8%	9	45.0%	85	72	13	18.9%	18	25.5%
EAME/SW Asia management and franchising	32	18	14	74.8%	15	81.7%	98	43	55	129.1%	58	139.9%
Apple Leisure Group (a)	314	155	159	104.1%	159	104.1%	1,290	155	1,135	736.7%	1,135	736.7%
Corporate and other	22	8	14	186.7%	14	186.7%	65	41	24	58.1%	24	58.1%
Eliminations (b)	(21)	(16)	(5)	(24.3)%	(5)	(25.4)%	(76)	(47)	(29)	(60.6)%	(29)	(61.5)%
Adjusted revenues	$857	$584	$273	46.8%	$280	48.2%	$3,302	$1,480	$1,822	123.2%	$1,838	125.3%

Adjusted EBITDA
Owned and leased hotels	$71	$49	$22	45.1%	$22	46.1%	$252	$77	$175	228.9%	$175	229.3%
Pro rata share of unconsolidated hospitality ventures	17	8	9	111.4%	9	113.6%	55	14	41	290.6%	41	295.6%
Total owned and leased hotels	88	57	31	54.4%	31	55.5%	307	91	216	238.5%	216	239.4%
Americas management and franchising	106	75	31	41.5%	31	41.4%	422	231	191	82.7%	191	82.8%
ASPAC management and franchising	16	8	8	92.3%	10	135.1%	42	29	13	44.6%	16	59.1%
EAME/SW Asia management and franchising	19	13	6	47.3%	6	51.8%	59	17	42	250.4%	43	267.5%
Apple Leisure Group (a)	43	4	39	NM	39	NM	231	4	227	NM	227	NM
Corporate and other	(40)	(45)	5	11.8%	4	9.5%	(154)	(116)	(38)	(33.7)%	(39)	(35.2)%
Eliminations	—	—	—	(136.9)%	—	(136.9)%	1	1	—	(6.7)%	—	(6.7)%
Adjusted EBITDA	$232	$112	$120	106.9%	$121	108.9%	$908	$257	$651	252.9%	$654	256.4%

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)

Net Deferral activity
Increase in deferred revenue	$52	$35	$17	48.3%	$199	$35	$164	469.3%
Increase in deferred costs	(24)	(16)	(8)	(50.8)%	(105)	(16)	(89)	(557.4)%
Net Deferrals	$28	$19	$9	46.3%	$94	$19	$75	395.3%

Increase in Net Financed Contracts	$15	$8	$7	98.4%	$63	$8	$55	727.1%

(a) Includes results for the two month period of ownership following the acquisition of ALG during the three months and year ended December 31, 2021.
(b) These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card program at our owned and leased hotels.

Hyatt Hotels Corporation
Reconciliation of Unlimited Vacation Club Net Deferrals

(in millions)	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Sales of membership club contracts deferrals	$91	$54	$37	65.6%	$358	$54	$304	550.4%
Membership club revenue recognized	(39)	(19)	(20)	(93.1)%	(159)	(19)	(140)	(688.7)%
Increase in deferred revenue from membership club contract sales	52	35	17	48.3%	199	35	164	469.3%
Costs of memberships club contracts deferrals	(28)	(16)	(12)	(74.5)%	(116)	(16)	(100)	(619.8)%
Membership club costs recognized	4	—	4	NM	11	—	11	NM
Increase in deferred costs from membership club contract costs	(24)	(16)	(8)	(50.8)%	(105)	(16)	(89)	(557.4)%
Net Deferrals (a)	$28	$19	$9	46.3%	$94	$19	$75	395.3%

Increase in Net Financed Contracts (a)	$15	$8	$7	98.4%	$63	$8	$55	727.1%

(a) Includes results for the two month period of ownership following the acquisition of ALG during the three months and year ended December 31, 2021.

Net Deferrals represent cash received in the period for both new membership down payments and monthly installment payments on financed contracts, less cash paid for costs incurred to sell new contracts, net of revenues and expenses recognized on our consolidated statements of income (loss) during the period.
Net Financed Contracts represent contractual future cash flows due to the Company over an average term of less than 4 years, less expenses that will be incurred to fulfill the contract, net of monthly cash installment payments received during the period. At December 31, 2022, the Net Financed Contract balance not recorded on our consolidated balance sheet was $186 million.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels

(in constant $)	Three Months Ended December 31,						Year Ended December 31,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021
Owned and leased hotels (# of hotels) (a)
Owned and leased hotels (24)	$190.88	41.7%	68.8%	14.5% pts	$277.37	11.7%	$175.97	87.6%	65.8%	22.7% pts	$267.43	22.9%

Managed and franchised hotels (# of hotels) (b)
System-wide hotels (912)	$126.33	34.8%	63.5%	8.2% pts	$198.88	17.5%	$121.43	60.2%	62.2%	13.9% pts	$195.35	24.5%

Americas
Full service hotels (217)	$155.82	34.8%	63.7%	10.6% pts	$244.64	12.3%	$155.87	74.1%	63.7%	19.6% pts	$244.75	20.5%
Select service hotels (431)	$102.13	19.8%	67.9%	3.0% pts	$150.32	14.5%	$105.21	38.6%	69.7%	8.5% pts	$150.92	21.8%

ASPAC
Full service hotels (118)	$101.66	46.6%	54.6%	8.4% pts	$186.07	24.1%	$83.89	32.0%	48.7%	6.7% pts	$172.16	13.8%
Select service hotels (31)	$35.27	5.8%	52.4%	0.7% pts	$67.24	4.3%	$34.20	(5.1)%	50.9%	(3.0)% pts	$67.15	0.5%

EAME/SW Asia
Full service hotels (97)	$149.41	55.1%	67.7%	12.5% pts	$220.55	26.3%	$128.48	110.3%	61.9%	21.5% pts	$207.69	37.3%
Select service hotels (18)	$78.17	51.4%	74.8%	16.3% pts	$104.45	18.3%	$65.11	84.6%	69.8%	20.9% pts	$93.28	29.3%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Managed and franchised hotels figures include owned and leased hotels.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable System-wide Managed and Franchised Hotels (a)

(in constant $)	Three Months Ended December 31,						Year Ended December 31,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021
Brand (# of hotels)
Park Hyatt (39)	$267.85	49.2%	61.4%	12.3% pts	$435.88	19.3%	$219.72	62.1%	55.1%	12.9% pts	$399.04	24.2%
Grand Hyatt (55)	$144.49	43.1%	61.0%	10.1% pts	$236.93	19.6%	$133.60	69.1%	57.4%	14.5% pts	$232.90	26.5%
Andaz (23)	$235.64	29.4%	67.7%	9.6% pts	$348.20	11.1%	$205.21	52.1%	61.8%	13.5% pts	$332.02	18.9%
The Unbound Collection by Hyatt (21)	$177.86	25.6%	58.2%	6.2% pts	$305.56	12.3%	$199.12	62.5%	58.2%	13.9% pts	$341.86	23.4%
Composite Luxury[1]	$180.71	37.9%	61.8%	9.8% pts	$292.29	16.1%	$164.58	62.3%	57.9%	14.2% pts	$284.15	22.4%

Hyatt Regency (203)	$115.75	40.8%	61.0%	10.6% pts	$189.91	16.5%	$113.22	74.1%	59.3%	17.4% pts	$190.77	23.0%
Hyatt Centric (37)	$154.38	53.1%	70.7%	13.8% pts	$218.21	23.0%	$137.82	82.0%	66.4%	19.0% pts	$207.69	29.9%
Composite Upper-Upscale[2]	$119.78	41.9%	62.0%	10.7% pts	$193.23	17.5%	$115.87	75.2%	60.2%	17.6% pts	$192.53	23.9%

Hyatt Place (366)	$92.40	19.6%	66.6%	3.9% pts	$138.83	12.6%	$94.05	36.6%	67.4%	8.1% pts	$139.45	20.0%
Hyatt House (109)	$109.98	22.9%	69.2%	2.7% pts	$159.01	18.3%	$113.22	43.2%	71.3%	8.8% pts	$158.85	25.6%
Composite Upscale[3]	$96.53	20.5%	67.2%	3.6% pts	$143.71	14.0%	$98.55	38.3%	68.3%	8.3% pts	$144.20	21.5%

(a) Managed and franchised hotels figures include owned and leased hotels.
1 Includes Park Hyatt, Miraval, Grand Hyatt, Alila, Andaz, The Unbound Collection by Hyatt, Destination by Hyatt, and Thompson Hotels.
2 Includes Hyatt Regency, Hyatt, Hyatt Centric, and JdV by Hyatt.
3 Includes Hyatt Place and Hyatt House.

Hyatt Hotels Corporation
All-inclusive Brand Statistics
All Properties (Comparable and Non-Comparable) Managed and Franchised Hotels (a)

	Three Months Ended December 31,						Year Ended December 31,
	Net Package RevPAR		Occupancy		Net Package ADR		Net Package RevPAR		Occupancy		Net Package ADR
	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021
Brand (# of hotels)
ALG resorts Americas (62)	$200.17	NM	69.4%	NM	$288.36	NM	$199.28	NM	69.7%	NM	$286.01	NM
ALG resorts Europe (49) (b)	$87.08	NM	70.7%	NM	$123.23	NM	$100.57	NM	72.5%	NM	$138.75	NM
Composite all-inclusive[1] (b)	$190.64	NM	68.9%	NM	$276.52	NM	$187.28	NM	70.0%	NM	$267.65	NM

(a) Managed and franchised hotels figures include owned and leased hotels.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
1 Includes ALG resorts, Hyatt Ziva and Hyatt Zilara.

Hyatt Hotels Corporation
Fee Summary

(in millions)	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Base management fees	$96	$59	$37	63.5%	$319	$169	$150	88.9%
Incentive management fees	64	28	36	120.6%	192	58	134	227.3%
Franchise, license, and other fees	66	62	4	5.5%	297	191	106	55.4%
Management, franchise, license, and other fees	$226	$149	$77	50.4%	$808	$418	$390	93.0%

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Management, franchise, license, and other fees	$226	$149	$77	50.4%	$808	$418	$390	93.0%
Contra revenue from management agreements	—	(6)	6	95.8%	(17)	(23)	6	27.5%
Contra revenue from franchise agreements	(4)	(3)	(1)	(13.8)%	(14)	(12)	(2)	(21.2)%
Net management, franchise, license, and other fees	$222	$140	$82	57.5%	$777	$383	$394	102.6%

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels

	December 31, 2022		December 31, 2021		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States (a)	17	9,132	22	11,058	(5)	(1,926)
Other Americas	3	1,262	3	1,262	—	—
EAME/SW Asia	4	867	5	1,135	(1)	(268)
Select service hotels
United States	1	171	1	171	—	—
Other Americas	2	293	2	293	—	—
EAME/SW Asia	1	330	1	330	—	—
Total full service and select service hotels	28	12,055	34	14,249	(6)	(2,194)

All-inclusive hotels (b)	6	1,279	4	909	2	370

Total owned and leased hotels (c)	34	13,334	38	15,158	(4)	(1,824)

(a) Includes one hotel that was rebranded and combined with an existing property during the twelve months ended December 31, 2022.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(c) Figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	December 31, 2022		December 31, 2021		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	148	64,980	147	63,974	1	1,006
Other Americas managed	26	9,056	25	8,958	1	98
United States franchised	79	23,278	77	23,102	2	176
Other Americas franchised	12	2,289	8	1,307	4	982
Subtotal	265	99,603	257	97,341	8	2,262
Select service hotels
United States managed	35	5,220	33	4,923	2	297
Other Americas managed	13	1,857	13	1,857	—	—
United States franchised	409	57,167	411	57,389	(2)	(222)
Other Americas franchised	21	2,994	13	1,761	8	1,233
Subtotal	478	67,238	470	65,930	8	1,308
ASPAC
Full service hotels
ASPAC managed	132	43,588	125	41,649	7	1,939
ASPAC franchised	11	3,275	10	3,153	1	122
Subtotal	143	46,863	135	44,802	8	2,061
Select service hotels
ASPAC managed	31	5,522	29	5,053	2	469
ASPAC franchised	26	4,532	13	2,244	13	2,288
Subtotal	57	10,054	42	7,297	15	2,757
EAME/SW Asia
Full service hotels
EAME/SW Asia managed	110	27,075	101	25,457	9	1,618
EAME/SW Asia franchised	59	9,955	22	3,799	37	6,156
Subtotal	169	37,030	123	29,256	46	7,774
Select service hotels
EAME/SW Asia managed	25	4,144	21	3,429	4	715
EAME/SW Asia franchised	5	1,116	6	1,411	(1)	(295)
Subtotal	30	5,260	27	4,840	3	420

Total full service and select service hotels	1,142	266,048	1,054	249,466	88	16,582

Americas
All-inclusive
Other Americas	72	25,425	68	24,873	4	552
Subtotal	72	25,425	68	24,873	4	552
EAME/SW Asia (a)
All-inclusive
EAME/SW Asia	49	12,635	40	10,605	9	2,030
Subtotal	49	12,635	40	10,605	9	2,030

Total all-inclusive hotels	121	38,060	108	35,478	13	2,582

Total managed and franchised (b)	1,263	304,108	1,162	284,944	101	19,164

Vacation ownership	22		15		7
Residential	39		36		3
Condominium ownership	39		39		—

(a) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(b) Figures do not include vacation ownership, residential, or condominium ownership units.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	December 31, 2022		December 31, 2021		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Brand
Park Hyatt	46	8,615	45	8,413	1	202
Miraval (a)	3	383	3	357	—	26
Grand Hyatt	61	32,314	58	31,189	3	1,125
Alila	16	1,765	15	1,681	1	84
Andaz	25	5,610	24	5,447	1	163
The Unbound Collection by Hyatt	35	6,671	28	5,642	7	1,029
Thompson Hotels	18	3,767	15	3,147	3	620
Destination by Hyatt (a)	17	3,608	18	3,959	(1)	(351)
Hyatt Regency (b)	233	96,917	226	94,241	7	2,676
Hyatt	13	3,354	13	3,354	—	—
Hyatt Centric	55	11,290	48	10,182	7	1,108
JdV by Hyatt (c)	54	8,402	21	2,987	33	5,415
Hyatt Place	413	60,419	403	58,147	10	2,272
Hyatt House	129	18,361	124	17,830	5	531
Caption by Hyatt	1	136	—	—	1	136
UrCove	22	3,636	12	2,090	10	1,546
Other	1	800	1	800	—	—
Total full service and select service hotels	1,142	266,048	1,054	249,466	88	16,582

ALG resorts (d)(e)	111	34,178	99	31,887	12	2,291
Hyatt Ziva	6	2,672	6	2,672	—	—
Hyatt Zilara	4	1,210	3	919	1	291
Total all-inclusive hotels	121	38,060	108	35,478	13	2,582

Total managed and franchised properties (f)	1,263	304,108	1,162	284,944	101	19,164

Hyatt Residence Club (g)	22		15		7

(a) Includes one Destination by Hyatt property that was rebranded and combined with a Miraval property during the twelve months ended December 31, 2022.
(b) Includes two properties that we will rebrand under the respective brand in 2023.
(c) Includes 31 properties that we will rebrand under the respective brand at a future date.
(d) Includes seven non-branded properties managed by ALG.
(e) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(f) Figures do not include vacation ownership, residential, or condominium ownership units.
(g) Includes eight properties that we will rebrand under the respective brand in 2023.

Hyatt Hotels Corporation
Impact of Sold Hotels to Owned and Leased Hotels Segment Adjusted EBITDA

(in millions)	Fiscal Year 2022
Adjusted EBITDA	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Owned and leased hotels	$48	$82	$51	$71	$252
Less: Contribution from sold owned and leased hotels (a)	(22)	(9)	(3)	—	(34)
Owned and leased hotels less contribution from sold hotels (b)	$26	$73	$48	$71	$218

Pro rata share of unconsolidated hospitality ventures	$6	$17	$15	$17	$55
Less: Contribution from sold unconsolidated hospitality ventures (c)	(1)	(1)	(1)	(1)	(4)
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (d)	$5	$16	$14	$16	$51

	Fiscal Year 2021
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Owned and leased hotels	$(25)	$11	$42	$49	$77
Less: Contribution from sold owned and leased hotels (a) (e)	(4)	(18)	(22)	(16)	(60)
Owned and leased hotels less contribution from sold hotels (b)	$(29)	$(7)	$20	$33	$17

Pro rata share of unconsolidated hospitality ventures	$(4)	$1	$9	$8	$14
Less: Contribution from sold unconsolidated hospitality ventures (c)	2	(1)	(2)	(3)	(4)
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (d)	$(2)	$—	$7	$5	$10

(a) Contribution from sold owned and leased hotels represents the Adjusted EBITDA contribution in each period for hotels that have since been sold and entered into long-term management or franchise agreements, and excludes fee income retained upon sale. Hotels that have been sold include Hyatt Regency Lost Pines Resort and Spa (2Q21), Hyatt Regency Lake Tahoe Resort, Spa and Casino (3Q21), Alila Ventana Big Sur (3Q21), Hyatt Regency Miami (4Q21), Hyatt Regency Bishkek (4Q21), Hyatt Regency Indian Wells Resort & Spa (2Q22), Grand Hyatt San Antonio River Walk (2Q22), The Driskill (2Q22), The Confidante Miami Beach (2Q22), Hyatt Regency Mainz (4Q22), and Hyatt Regency Greenwich (4Q22).
(b) Owned and leased hotels less contribution from sold hotels represents the Adjusted EBITDA contribution from all owned and leased hotels that remain in Hyatt's portfolio as of December 31, 2022.
(c) Contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution in each period for unconsolidated hospitality ventures that have since been sold. Unconsolidated hospitality ventures that have been sold include Grand Hyatt São Paulo (1Q21), Hyatt Place Celaya (2Q21), Hyatt Place Los Cabos (2Q21), Hyatt Place Tijuana (2Q21), Hyatt Centric Beale Street Memphis (2Q21), Hyatt Place Glendale/Los Angeles (4Q21), Hyatt Place San Jose Airport (4Q21), Hyatt House San Jose Airport (4Q21), Hyatt Centric Downtown Portland (4Q21), Hyatt House Nashville at Vanderbilt (4Q21), Hyatt Regency Andares Guadalajara (2Q22), and Hyatt Regency Jersey City on the Hudson (4Q22). All sold unconsolidated hospitality ventures continue to be a part of the Hyatt portfolio under long-term management or franchise agreements.
(d) Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from all unconsolidated hospitality ventures that remain in Hyatt's portfolio as of December 31, 2022.
(e) Contribution from sold owned and leased hotels includes the Adjusted EBITDA contribution from one property that converted from leased to managed during the three months ended December 31, 2021.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA

(in millions)	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Net income (loss) attributable to Hyatt Hotels Corporation	$294	$(29)	$323	NM	$455	$(222)	$677	305.0%
Interest expense	34	40	(6)	(16.6)%	150	163	(13)	(8.2)%
(Benefit) provision for income taxes	(235)	(73)	(162)	(224.3)%	(92)	266	(358)	(134.4)%
Depreciation and amortization	106	91	15	16.7%	426	310	116	37.3%
EBITDA	199	29	170	572.4%	939	517	422	81.5%
Contra revenue	4	9	(5)	(56.2)%	31	35	(4)	(11.3)%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(735)	(501)	(234)	(46.5)%	(2,620)	(1,583)	(1,037)	(65.4)%
Costs incurred on behalf of managed and franchised properties	751	522	229	44.0%	2,632	1,639	993	60.6%
Equity earnings from unconsolidated hospitality ventures	(11)	(20)	9	43.1%	(5)	(28)	23	80.6%
Stock-based compensation expense	14	8	6	62.6%	61	50	11	20.2%
Gains on sales of real estate	(13)	(2)	(11)	(390.4)%	(263)	(414)	151	36.6%
Asset impairments	19	6	13	232.2%	38	8	30	376.7%
Other (income) loss, net	(13)	53	(66)	(125.0)%	40	19	21	109.2%
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	17	8	9	111.4%	55	14	41	290.6%
Adjusted EBITDA	$232	$112	$120	106.9%	$908	$257	$651	252.9%

	Three Months Ended December 31,				Year Ended December 31,
Net Deferral activity	2022	2021	Change $	Change (%)	2022	2021	Change ($)	Change (%)
Increase in deferred revenue	$52	$35	$17	48.3%	$199	$35	$164	469.3%
Increase in deferred costs	(24)	(16)	(8)	(50.8)%	(105)	(16)	(89)	(557.4)%
Net Deferrals (a)	$28	$19	$9	46.3%	$94	$19	$75	395.3%

Increase in Net Financed Contracts (a)	$15	$8	$7	98.4%	$63	$8	$55	727.1%

(a) Includes results for the two month period of ownership following the acquisition of ALG during the three months and year ended December 31, 2021.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Total Revenues to Adjusted Revenues

(in millions)	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Total revenues	$1,588	$1,076	$512	47.5%	$5,891	$3,028	$2,863	94.5%
Add: Contra revenue	4	9	(5)	(56.2)%	31	35	(4)	(11.3)%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(735)	(501)	(234)	(46.5)%	(2,620)	(1,583)	(1,037)	(65.4)%
Adjusted revenues	$857	$584	$273	46.8%	$3,302	$1,480	$1,822	123.2%

Adjusted EBITDA Margin %	27.0%	19.2%		7.8%	27.5%	17.4%		10.1%

Adjusted EBITDA Margin % Change in Constant Currency				7.9%				10.1%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA

(in millions)	Three Months Ended December 31,	Year Ended December 31,
	2019	2019
Net income attributable to Hyatt Hotels Corporation	$321	$766
Interest expense	17	75
Provision for income taxes	92	240
Depreciation and amortization	81	329
EBITDA	511	1,410
Contra revenue	6	22
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(635)	(2,461)
Costs incurred on behalf of managed and franchised properties	649	2,520
Equity losses from unconsolidated hospitality ventures	8	10
Stock-based compensation expense	7	35
Gains on sales of real estate	(349)	(723)
Asset impairments	5	18
Other income, net	(23)	(127)
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	12	50
Adjusted EBITDA	$191	$754

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Diluted Earnings (Losses) per Share and Net Income (Loss) Attributable to Hyatt Hotels Corporation, to Adjusted Diluted Earnings (Losses) per Share and Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation - Three Months Ended December 31, 2022 and December 31, 2021

(in millions, except per share amounts)	Location on Consolidated Statements of Income (Loss)	Three Months Ended December 31,
		2022	2021
Net income (loss) attributable to Hyatt Hotels Corporation		$294	$(29)
Diluted earnings (losses) per share		$2.69	$(0.26)
Special items
Unconsolidated hospitality ventures (a)	Equity earnings (losses) from unconsolidated hospitality ventures	(14)	(32)
Gains on sales of real estate (b)	Gains (losses) on sales of real estate and other	(13)	(2)
Unrealized (gains) losses (c)	Other income (loss), net	(13)	6
Asset impairments (d)	Asset impairments	19	6
Restructuring expenses (e)	Other income (loss), net	13	—
Fund deficits (f)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	10	17
Transaction costs (g)	Other income (loss), net	5	27
Utilization of Avendra and other proceeds (h)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	3	4
Other	Other income (loss), net	—	3
Special items - pre-tax		10	29
Income tax provision for special items	Benefit (provision) for income taxes	(26)	(306)
Total special items - after-tax		(16)	(277)
Special items impact per diluted share		$(0.14)	$(2.52)
Adjusted net income (loss) attributable to Hyatt Hotels Corporation		$278	$(306)
Adjusted diluted earnings (losses) per share		$2.55	$(2.78)
(a) Unconsolidated hospitality ventures - During the three months ended December 31, 2022 (Q4 2022), we recognized a $15 million net gain related to the sale of Hyatt Regency Jersey City on the Hudson by an unconsolidated hospitality venture in which we hold an ownership interest. During the three months ended December 31, 2021 (Q4 2021), we recognized $32 million of net gains related to sales activity of certain equity method investments.
(b) Gains on sales of real estate - During Q4 2022, we recognized a $14 million pre-tax gain related to the sale of Hyatt Regency Greenwich. During Q4 2021, we recognized a $2 million pre-tax gain on the contribution of Hyatt Regency Miami assets to a newly formed hospitality venture, resulting in the derecognition of the nonfinancial assets in the subsidiary.
(c) Unrealized (gains) losses - During Q4 2022 and Q4 2021, we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.
(d) Asset impairments - During Q4 2022, we recognized $17 million of impairment charges related to brand and other indefinite-lived intangibles and $2 million of impairment charges related to management and franchise agreement intangibles, primarily as a result of contract terminations. During Q4 2021, we recognized impairment charges related to intangible assets, primarily as a result of contract terminations.
(e) Restructuring expenses - During Q4 2022, we recognized $13 million in restructuring expenses related to an owned hotel, net of $10 million of cash received from the developer.
(f) Fund deficits - During Q4 2022 and Q4 2021, we recognized net deficits, which we intend to recover in future periods, on certain funds due to the timing of revenue and expense recognition.
(g) Transaction costs - During Q4 2021, we recognized $26 million of transaction costs related to the acquisition of ALG.
(h) Utilization of Avendra and other proceeds - During Q4 2022 and Q4 2021, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Diluted Earnings (Losses) per Share and Net Income (Loss) Attributable to Hyatt Hotels Corporation, to Adjusted Diluted Earnings (Losses) per Share and Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation - Year Ended December 31, 2022 and December 31, 2021

(in millions, except per share amounts)	Location on Consolidated Statements of Income (Loss)	Year Ended December 31,
		2022	2021
Net income (loss) attributable to Hyatt Hotels Corporation		$455	$(222)
Diluted earnings (losses) per share		$4.09	$(2.13)
Special items
Gains on sales of real estate (a)	Gains (losses) on sales of real estate and other	(263)	(414)
Unconsolidated hospitality ventures (b)	Equity earnings (losses) from unconsolidated hospitality ventures	(18)	(100)
Fund (surpluses) deficits (c)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	(6)	43
Unrealized losses (gains) (d)	Other income (loss), net	55	(14)
Restructuring expenses (e)	Other income (loss), net	39	3
Asset impairments (f)	Asset impairments	38	8
Utilization of Avendra and other proceeds (g)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	12	16
Loss on extinguishment of debt (h)	Other income (loss), net	9	2
Transaction costs (i)	Other income (loss), net	6	46
Other	Other income (loss), net	8	(1)
Special items - pre-tax		(120)	(411)
Income tax benefit for special items	Benefit (provision) for income taxes	30	88
Total special items - after-tax		(90)	(323)
Special items impact per diluted share		$(0.81)	$(3.11)
Adjusted net income (loss) attributable to Hyatt Hotels Corporation		$365	$(545)
Adjusted diluted earnings (losses) per share		$3.28	$(5.24)

(a) Gains on sales of real estate - During the year ended December 31, 2022 (YTD 2022), net gains were $263 million, primarily driven by pre-tax gains related to the sales of Grand Hyatt San Antonio River Walk $137 million, The Driskill $51 million, Hyatt Regency Indian Wells Resort & Spa $40 million, The Confidante Miami Beach $24 million, and Hyatt Regency Greenwich $14 million. During the year ended December 31, 2021 (YTD 2021), net gains were $414 million, primarily driven by a $305 million pre-tax gain related to the sale of Hyatt Regency Lake Tahoe Resort, Spa and Casino and a $104 million pre-tax gain related to the sale of Hyatt Regency Lost Pines Resort and Spa.
(b) Unconsolidated hospitality ventures - During YTD 2022, we recognized a $4 million pre-tax gain related to the sale of our ownership interest in an equity method investment and a $15 million net gain related to the sale of Hyatt Regency Jersey City on the Hudson by an unconsolidated hospitality venture in which we hold an ownership interest. During YTD 2021, we recognized a $69 million pre-tax gain on the purchase of the remaining 50% interest in the entities that own Grand Hyatt São Paulo and $31 million of net gains related to sales activity of certain equity method investments.
(c) Fund (surpluses) deficits - During YTD 2022, we recognized net surpluses on certain funds due to the timing of revenue and expense recognition. During YTD 2021, we recognized net deficits, which we intend to recover in future periods, on certain funds due to the timing of revenue and expense recognition.
(d) Unrealized losses (gains) - During YTD 2022 and YTD 2021, we recognized unrealized losses and gains, respectively, due to the change in fair value of our marketable securities.
(e) Restructuring expenses - During YTD 2022, we recognized $39 million of restructuring expenses related to an owned hotel, net of $10 million of cash received from the developer.
(f) Asset impairments - During YTD 2022, we recognized $21 million of impairment charges related to brand and other indefinite-lived intangibles, $10 million of asset charges related to intangible assets, primarily as a result of contract terminations, and a $7 million goodwill impairment charge in connection with the sale of Grand Hyatt San Antonio River Walk. During YTD 2021, we recognized $8 million of asset impairment charges related to intangible assets, primarily as a result of contract terminations.
(g) Utilization of Avendra and other proceeds - During YTD 2022 and YTD 2021, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels.
(h) Loss on extinguishment of debt - During YTD 2022, we recognized an $8 million loss on extinguishment of debt for the bonds that were legally defeased in conjunction with the sale of Grand Hyatt San Antonio River Walk.
(i) Transaction costs - During Q4 2021, we recognized $45 million of transaction costs related to the acquisition of ALG.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
SG&A expenses	$169	$116	$53	46.1%	$464	$366	$98	26.8%
Less: rabbi trust impact	(13)	(8)	(5)	(70.0)%	67	(38)	105	279.6%
Less: stock-based compensation expense	(14)	(8)	(6)	(62.6)%	(61)	(50)	(11)	(20.2)%
Adjusted SG&A expenses	$142	$100	$42	43.0%	$470	$278	$192	69.2%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Americas management and franchising	$19	$15	$4	26.3%	$64	$50	$14	26.6%
ASPAC management and franchising	12	13	(1)	(7.9)%	43	42	1	1.3%
EAME/SW Asia management and franchising	12	5	7	145.8%	38	26	12	49.7%
Owned and leased hotels	3	3	—	19.0%	13	12	1	11.9%
Apple Leisure Group (a)	48	23	25	110.7%	138	23	115	502.8%
Corporate and other	48	41	7	16.3%	174	125	49	39.4%
Adjusted SG&A expenses	$142	$100	$42	43.0%	$470	$278	$192	69.2%

(a) Includes results for the two month period of ownership following the acquisition of ALG during the three months and year ended December 31, 2021.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Guidance: SG&A Expenses to Adjusted SG&A Expenses
No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ended December 31, 2023 Forecast Range
	Low Case	High Case
SG&A expenses	$544	$554
Less: rabbi trust impact (a)	—	—
Less: stock-based compensation expense	(64)	(64)
Adjusted SG&A expenses	$480	$490

(a) Impact of rabbi trust is not forecasted for the year ended December 31, 2023 as performance of underlying invested assets is not estimable.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.

(in millions)	Three Months Ended December 31,				Year Ended December 31,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$273	$197	$76	38.9%	$976	$539	$437	81.3%
Non-comparable owned and leased hotels	51	83	(32)	(40.3)%	259	299	(40)	(13.5)%
Owned and leased hotels revenues	$324	$280	$44	15.4%	$1,235	$838	$397	47.4%

Expenses
Comparable owned and leased hotels	$198	$152	$46	29.8%	$712	$470	$242	51.6%
Non-comparable owned and leased hotels	42	67	(25)	(36.8)%	212	250	(38)	(15.3)%
Rabbi trust impact	1	—	1	31.6%	(8)	5	(13)	(242.4)%
Owned and leased hotels expenses	$241	$219	$22	9.5%	$916	$725	$191	26.2%

Owned and leased hotels operating margin percentage	25.4%	21.4%		4.0%	25.9%	13.4%		12.5%

Comparable owned and leased hotels operating margin percentage	27.9%	22.8%		5.1%	27.1%	12.8%		14.3%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net cash provided by operating activities to Free cash flow

(in millions)	Year Ended December 31,
2022
Net cash provided by operating activities	$674
Capital expenditures	(201)
Free cash flow	$473

Hyatt Hotels Corporation
Pipeline Approximate Mix
(Pipeline: approximately 580 Hotels or approximately 117,000 Rooms)

	December 31, 2022
	Approx. Hotels	Approx. Rooms
Segment
Americas	185	28,000
ASPAC	255	57,000
EAME/SW Asia	120	24,000
ALG resorts	20	8,000
Total	580	117,000

Geography
Greater China	200	45,000
United States	140	20,000
India	50	8,000
Mexico	25	6,000
Saudi Arabia	10	5,000
Other	155	33,000
Total	580	117,000

Chain Scale (a)
Luxury[1]	140	34,000
Upper Upscale[2]	155	36,000
Upscale and Upper Midscale[3]	285	47,000
Total	580	117,000

Contract Type
Managed	330	78,000
Franchised	250	39,000
Total	580	117,000

(a) Chain Scale classification is consistent with Smith Travel Research.
1 Luxury includes Grand Hyatt, The Unbound Collection by Hyatt, Alila, Andaz, Park Hyatt, Dreams Resort & Spa, Thompson Hotels, Destination by Hyatt, Secrets Resorts & Spas, Miraval, Breathless Resorts & Spas, Hyatt Vivid Hotels & Resorts, Zoetry Wellness & Spa Resorts, and Hyatt Zilara.
2 Upper Upscale includes Hyatt Regency, Hyatt Centric, and JdV by Hyatt.
3 Upscale and Upper Midscale includes Hyatt Place, Hyatt House, Caption by Hyatt, Alua Hotels & Resorts, and UrCove.

Hyatt Hotels Corporation
Definitions
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as we define them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•interest expense;
•benefit (provision) for income taxes;
•depreciation and amortization;
•amortization of management and franchise agreement assets and performance cure payments, which constitute payments to customers (Contra revenue);
•revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;
•costs incurred on behalf of managed and franchised properties that we intend to recover over the long term;
•equity earnings (losses) from unconsolidated hospitality ventures;
•stock-based compensation expense;
•gains (losses) on sales of real estate and other;
•asset impairments; and
•other income (loss), net
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our President and Chief Executive Officer, who is our chief operating decision maker ("CODM"), also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with results from other companies within our industry.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry including interest expense and benefit (provision) for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense which varies among companies as a result of different compensation plans companies have adopted. We exclude revenues for the reimbursement of costs and costs incurred on behalf of managed and franchised properties which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes costs incurred on behalf of our managed and franchised properties related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations, such as asset impairments and unrealized and realized gains and losses on marketable securities.
Adjusted EBITDA and EBITDA are not substitutes for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties (Adjusted revenues). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Losses) per Share (EPS)
Adjusted net income (loss) and Adjusted Diluted EPS, as we define them, are non-GAAP measures. We define Adjusted net income (loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We define Adjusted Diluted EPS as Adjusted net income (loss) per diluted share. We consider Adjusted net income (loss) and Adjusted Diluted EPS to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted net income (loss) and Adjusted Diluted EPS are not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), diluted earnings (losses) per share, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income (loss) and Adjusted Diluted EPS. Although we believe that Adjusted net income (loss) and Adjusted Diluted EPS can make an evaluation of our operating performance more consistent because they remove special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income (loss) and Adjusted Diluted EPS differently than we do. As a result, it may be difficult to use Adjusted net income (loss) or Adjusted Diluted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income (loss) and Adjusted Diluted EPS should not be considered as measures of the income (loss) and earnings (losses) per share generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income (loss) and Adjusted Diluted EPS supplementally.
Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our consolidated statements of income (loss). Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our consolidated statements of income (loss). We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise, including owned and leased properties, that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas full service hotels, including our wellness resorts, our select service hotels, or our all-inclusive resorts, for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC full service or select service hotels for those properties we manage or franchise within the ASPAC management and franchising segment, or comparable system-wide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.
Constant Dollar Currency
We report the results of our operations both on an as-reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period's exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.
Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.
Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.
Net Package ADR
Net Package ADR represents net package revenues, divided by the total number of rooms sold in a given period. Net package revenues generally include revenue derived from the sale of package revenue at all-inclusive resorts comprised of rooms revenue, food and beverage, and entertainment, net of compulsory tips paid to employees. Net Package ADR measures the average room price attained by a hotel, and Net Package ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. Net Package ADR is a commonly used performance measure in our industry, and we use Net Package ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.
Net Package RevPAR
Net Package RevPAR is the product of the net package ADR and the average daily occupancy percentage. Our management uses Net Package RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. Net Package RevPAR is a commonly used performance measure in our industry.
Net Financed Contracts
Net Financed Contracts represent Unlimited Vacation Club contracts signed during the period for which an initial cash down payment has been received and the remaining balance is contractually due in monthly installments over an average term of less than 4 years. The Net Financed Contract balance is calculated as the unpaid portion of membership contracts reduced by expenses related to fulfilling the membership program contracts and further reduced by an allowance for future estimated uncollectible installments. Net Financed Contract balances are not reported on our consolidated balance sheets as our right to collect future installments is conditional on our ability to provide continuous access to member benefits at ALG resorts over the contract term, and the associated expenses to fulfill the membership contracts become liabilities of the Company only after the installments are collected. We believe Net Financed Contracts is useful to investors as it represents an estimate of future cash flows due in accordance with contracts signed in the current period. At December 31, 2022, the Net Financed Contract balance not recorded on our consolidated balance sheet was $186 million.
Net Deferrals
Net Deferrals represent the change in contract liabilities associated with the Unlimited Vacation Club membership contracts less the change in deferred cost assets associated with the contracts. The contract liabilities and deferred cost assets are recognized as revenue and expense, respectively, on our consolidated statements of income (loss) over the customer life, which ranges from 3 to 25 years.
Free Cash Flow
Free cash flow represents net cash provided by operating activities less capital expenditures. We believe free cash flow to be a useful liquidity measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free cash flow is not necessarily a representation of how we will use excess cash. Free cash flow is not a substitute for net cash provided by operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as free cash flow and management compensates for these limitations by referencing our GAAP results and using free cash flow supplementally. See our consolidated statements of cash flows in our consolidated financial statements included in our Annual Report on Form 10-K.